Exhibit 99.2

NEWMARKET ANNOUNCES NEW MANAGEMENT OF ETHYL

Richmond, VA, July 1, 2004 – NewMarket Corporation (NYSE: NEU) announces today the new management of its subsidiary, Ethyl Corporation. Russell L. Gottwald, Jr. was named President of Ethyl and John W. Street was appointed Vice President – Health, Safety and Environment of Ethyl.

As a subsidiary of NewMarket, Ethyl will continue with its tradition of leadership in the chemical industry by providing quality products and services at competitive costs. According to Ethyl President Russell L. Gottwald, Jr., “We believe that the holding company structure provides unique opportunities for the affiliates of NewMarket Corporation and its shareholders. We believe that our years of experience in the manufacture and distribution of a multitude of products serving diverse industries position us well for the future.”

Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the management of NewMarket Corporation and its subsidiaries believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; a significant rise in interest rates; resolution of environmental liabilities; changes in the demand for the products of the subsidiaries of NewMarket; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which NewMarket or its subsidiaries conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of Ethyl Corporation’s 2003 Annual Report on Form 10-K, which is available to shareholders upon request.

CONTACT:	NewMarket Corporation, Richmond
Investor Relations
David A. Fiorenza, 804-788-5555
Fax: 804-788-5688
Email: investorrelations@newmarket.com